UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 8-K

                                 August 9, 2001


                           Commission File # 0-17383

                        ML-LEE ACQUISITION FUND II, L.P.
     (Exact name of registrant as specified in its governing instruments)

           Delaware                                        04-3028398
(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation or organization)

                     4 World Financial Center-26th Floor
                          New York, New York 10080
              (Address of principal executive offices and zip code)

Registrant's telephone number, including area code:  (800) 288-3694

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                              Item 5. Other Events

     ML-Lee  Acquisition Fund II, L.P. (the "Fund") holds a Senior  Subordinated
Note issued by Big V Supermarkets, Inc. ("Big V") and shares of common stock of Big V Holding Corp., Big V's corporate parent ("BVH," and together with Big V and certain other affiliates, the "Big V Entities"). As discussed in previous Fund filings, the aggregate carrying value of the Fund's investment in Big V and BVH as of March 31, 2001 was $14.5 million. The Fund's previous filings have indicated that the value that might be realized by the Fund with respect to its debt and its equity investment is dependent in large part on the outcome of the Big V Entities' bankruptcy cases and related litigation, including litigation with Wakefern Food Corporation ("Wakefern").

     The litigation with Wakefern, which had been initiated by the Big V Entities, sought a declaration that Big V could exit the Wakefern food cooperative by tendering the shares of Wakefern owned by Big V back to Wakefern, and transition to a new supplier and continue to operate as an independent grocery store chain, without incurring a payment obligation to Wakefern (a so-called "Withdrawal Penalty") under the various agreements by and among Big V and its affiliates, Wakefern and other members of Wakefern (the "Wakefern Litigation"). Wakefern took the position that such an effort by Big V would trigger a Withdrawal Penalty.

     Over the course of three weeks in July 2001, the bankruptcy court held a trial in the Wakefern Litigation. On August 9, 2001, the bankruptcy court indicated that it would enter judgment in favor of Wakefern in the Wakefern Litigation, thereby denying the request by the Big V Entities for a declaration that Big V could exit the Wakefern food cooperative by tendering the shares of Wakefern owned by Big V back to Wakefern, transition to a new supplier and continuing to operate as an independent grocery store chain, without incurring a Withdrawal Penalty. The bankruptcy court also indicated that at some date in the future it would issue a written decision supporting the entry of judgment in favor of Wakefern. However, the bankruptcy court did not rule on, among other things, the amount of the payment that would be due to Wakefern if Big V were to pursue the course of action described in the Wakefern Litigation or whether the payment obligation might otherwise be unenforceable.

     On August 9, 2001, the bankruptcy court also deferred ruling until August 23, 2001 on the request by the Big V Entities for an extension of their exclusive period of time to propose a plan of reorganization in the Chapter 11 cases. The exclusive period thus has automatically been extended to that date.

     The Fund understands that the Big V Entities are considering various alternatives in light of the bankruptcy court's ruling in the Wakefern Litigation. No announcement has been made, however, as to the course of action that the Big V Entities will now pursue in their bankruptcy cases.

     In light of these developments, the Investment Adviser and the General Partners of the Fund are currently reviewing the implications of this court decision on Big V, BVH and the value of the Fund's debt and equity investment in the Big V Entities. It is possible that the carrying value of such investments, which was determined prior to the bankruptcy court's decision, could be negatively impacted.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 13th day of August 2001.


                             ML-LEE ACQUISITION FUND II, L.P.

                             By:   Mezzanine Investments II, L.P.
                                   Managing General Partner

                             By:   ML Mezzanine II Inc.,
                                   its General Partner



Dated:  August 13, 2001        /s/ Kevin T. Seltzer
                               ----------------------------------
                                   Kevin T. Seltzer
                                   ML Mezzanine II, Inc.
                                   Vice President and Treasurer
                                  (Principal Financial Officer of Registrant)